As filed with the Securities and Exchange Commission on December 16, 1997.


                                                    Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                             F.N.B. CORPORATION
            (Exact name of registrant as specified in its charter)

      PENNSYLVANIA                                           25-1255406
      (State or other jurisdiction                           (I.R.S. Employer
      of incorporation or organization)                      Identification No.)

      ONE F.N.B. BOULEVARD
      HERMITAGE, PA                                           16148
      (Address of Principal                                   (zip code)
      Executive Offices)

                     STOCK OPTIONS ASSUMED IN ACQUISITION OF
                      MERCANTILE BANK OF SOUTHWEST FLORIDA
                              (Full Title of Plan)
                              ____________________

                                PETER MORTENSEN
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               F.N.B. CORPORATION
                              ONE F.N.B. BOULEVARD
                              HERMITAGE, PA  16148
                     (Name and address of agent for service)

                                (412) 981-6000
           (Telephone number, including area code, of agent for service)
                                ---------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                    Proposed      Proposed
                                    Maximum       Maximum
                       Amount       Offering      Aggregate     Amount of
Title of Securities     to be       Price Per     Offering     Registration
to be Registered      Registered    Share (1)     Price (2)        Fee
--------------------------------------------------------------------------------
Common Stock,
par value
$2.00 per share        34,444         $26.14      $595,616       $175.71
                       shares

 (1) Maximum option exercise price of stock options with exercise prices in the range from $13.91 to $26.14.
 (2) Calculated pursuant to rule 457(h) based on the option exercise prices and number of shares issuable at each price.

                                PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
            --------------------------------------------------

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by the Corporation with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

        1. FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

        2. FNB's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

        3. The Corporation's Current Reports Form 8-K filed January 24, 1997, March 5, 1997, April 22, 1997 and July 22, 1997;

        4. FNB's definitive Proxy Statement filed with the Commission pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), in connection with the Annual Meeting of Shareholders of FNB held on April 23, 1997; and

        5. The description of FNB's Common Stock, par value $2.00 per share (the "Common Stock"), contained in FNB's Registration Statement filed under Section 12 of the Exchange Act, including all amendments and reports updating such description.

        All documents subsequently filed by FNB with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated in the Registration Statement and to be a part thereof from the date of filing of such document.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The consolidated financial statements of FNB at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included in FNB's Current Report on Form 8-K dated
July 22, 1997 and incorporated herein by reference, which is based in part on the reports of Hill, Barth & King, Inc., independent auditors who audited Southwest Banks, Inc., and Coopers & Lybrand L.L.P., independent auditors, who audited West Coast Bancorp, Inc. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

        The legality of the securities which are the subject of this registration statement will be passed upon by Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania, counsel to FNB.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The effect of charter, by-law, statutory and other provisions whereby the directors and officers of FNB may be insured or indemnified against liability as officers and directors are set out below:

        Article IX of the Bylaws of the Corporation provides that the Corporation shall indemnify each director and officer of the Corporation and of its controlled subsidiaries made or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Corporation or otherwise) arising out of such director's or officer's service to the Corporation or to another organization at the Corporation's request against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director and officer in connection with such action, suit or proceeding. Indemnification shall not be made with respect to actions, suits or proceedings where the act or omission giving rise to the claim for indemnification has been determined to have constituted willful misconduct or recklessness or where prohibited by law. In addition, expenses incurred by each director and officer in defending any such action, suit or proceeding, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if an undertaking (in form and scope satisfactory to the Corporation) shall have been furnished to the Corporation to repay amounts so advanced if and to the extent it shall ultimately be determined that such officer or director is not entitled to indemnification and certain other conditions shall have been satisfied. The Corporation may purchase and maintain insurance, create a fund of any nature, grant a security interest or otherwise secure or insure in any manner its indemnification obligations.

        Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

        Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall (subject to the provisions described in the succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court of common pleas or other court deems proper.

        Under Section 1744 of the Pennsylvania Business Corporation Law, any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

        (1) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

        (2) If such quorum is not obtainable or, even if obtainable a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

        (3)  By the shareholders.

        Notwithstanding the above, Section 1743 provides that to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Under Section 1745 of the Pennsylvania Business Corporation Law, expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

        Section 1746 of the Pennsylvania Business Corporation Law further provides that the indemnification provided by Sections 1741, 1742 and 1743 and the advancement of expenses provided by Section 1745 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to
Section 1746 or otherwise. Indemnification pursuant to Section 1746 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        Indemnification pursuant to Section 1746 under any bylaw, agreement, vote of shareholders, or directors or otherwise may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in such Section 1746 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Section 1746 declares such indemnification to be consistent with the public policy of Pennsylvania.

        The foregoing is only a general summary of certain aspects of Pennsylvania law dealing with the indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made and accordingly are incorporated herein by reference.

ITEM 8. EXHIBITS.

         5.1 Opinion of Cohen & Grigsby, P.C. regarding legality of the securities

        23.1  Consent of Ernst & Young LLP

        23.2  Consent of Hill, Barth & King, Inc.

        23.3  Consent of Coopers & Lybrand L.L.P.

        23.4  Consent of Cohen & Grigsby, P.C. (included in Exhibit 5.1)

        24 Power of Attorney (included on signature pages of this Registration Statement)

ITEM 9. UNDERTAKINGS.

(a)     Rule 415 Offering undertaking:

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement
                   (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply to the extent the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference undertaking:

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Filing of Registration Statement on Form S-8 undertaking:

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on December 16, 1997.

                                         F.N.B. CORPORATION


                                         By /s/ Peter Mortensen
                                         --------------------------------------
                                         Peter Mortensen, Chairman, President
                                         and Chief Executive Officer


                              POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Peter Mortensen, John D. Waters and William J. Rundorff, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Peter Mortensen           Chairman, President, Chief      December 16, 1997
--------------------------    Executive Officer and Director
Peter Mortensen               (Principal Executive Officer)


/s/ Stephen J. Gurgovits      Executive Vice President        December 16, 1997
--------------------------    and Director
Stephen J. Gurgovits


/s/ Gary L. Tice              Chief Operating Officer         December 16, 1997
--------------------------    Executive Vice President
Gary L. Tice                  and Director


/s/ William J. Rundorff       Executive Vice President        December 16, 1997
-------------------------
William J. Rundorff


/s/ John D. Waters            Vice President and CFO          December 16, 1997
-------------------------     (Pricipal Financial and
John D. Waters                Accounting Officer)


/s/ W. Richard Blackwood      Director                        December 16, 1997
-------------------------
W. Richard Blackwood

/s/ William B. Campbell       Director                        December 16, 1997
-------------------------
William B. Campbell


/s/ Charles T. Cricks         Director                        December 16, 1997
-------------------------
Charles T. Cricks


/s/ Henry M. Ekker            Director                        December 16, 1997
-------------------------
Henry M. Ekker


/s/ Thomas C. Elliot          Director                        December 16, 1997
-------------------------
Thomas C. Elliott


/s/ Thomas W. Hodge           Director                        December 16, 1997
-------------------------
Thomas W. Hodge


/s/ James S. Lindsey          Director                        December 16, 1997
-------------------------
James S. Lindsey


/s/ Paul P. Lynch             Director                        December 16, 1997
-------------------------
Paul P. Lynch


/s/ Edward J. Mace            Director                        December 16, 1997
-------------------------
Edward J. Mace


/s/ Robert S. Moss            Director                        December 16, 1997
-------------------------
Robert S. Moss


/s/ Richard C. Myers          Director                        December 16, 1997
-------------------------
Richard C. Myers


/s/ John R. Perkins           Director                        December 16, 1997
-------------------------
John R. Perkins


/s/ William A. Quinn          Director                        December 16, 1997
-------------------------
William A. Quinn


/s/ George A. Seeds, Jr.      Director                        December 16, 1997
-------------------------
George A. Seeds, Jr.

/s/ William J. Strimbu        Director                        December 16, 1997
-------------------------
William J. Strimbu


/s/ Archie O. Wallace         Director                        December 16, 1997
-------------------------
Archie O. Wallace


/s/ Joseph M. Walton          Director                        December 16, 1997
-------------------------
Joseph M. Walton


/s/ James T. Weller           Director                        December 16, 1997
-------------------------
James T. Weller


/s/ Eric J. Werner            Director                        December 16, 1997
-------------------------
Eric J. Werner


/s/ R. Benjamin Wiley         Director                        December 16, 1997
-------------------------
R. Benjamin Wiley


/s/ Donna C. Winner           Director                        December 16, 1997
-------------------------
Donna C. Winner

                               EXHIBIT INDEX


         5.1 Opinion of Cohen & Grigsby, P.C. regarding legality of the securities

        23.1       Consent of Ernst & Young LLP

        23.2       Consent of Hill, Barth & King, Inc.

        23.3       Consent of Coopers & Lybrand L.L.P.

        23.4       Consent of Cohen & Grigsby, P.C. (included in Exhibit 5.1)

                                                                 Exhibit 5.1

                     OPINION OF COHEN & GRIGSBY, P.C.



December 15, 1997

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148

Gentlemen:

     We refer to the Form S-8 Registration Statement under the Securities Act of 1933 to be filed by F.N.B. Corporation ("FNB") with the Securities and Exchange Commission on or about December 16, 1997, relating to the issuance and sale of up to 34,444 shares of its Common Stock to be issued under that certain stock option plan assumed by FNB in the acquisition of Mercantile Bank of Southwest Florida (the "Assumed Stock Options"). We have acted as counsel to FNB in connection with the preparation and filing of such Registration Statement, and have examined such records, certificates and documents as we deemed relevant and necessary as a basis for the opinion set forth below.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued, when issued upon exercise of an Assumed Stock Option and upon payment of the consideration therefor, will be validly issued, fully-paid and non-assessable shares of Common Stock of FNB.

     We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm in Part II of the Registration Statement.

     This Opinion Letter is governed by , and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business
Law (1991) as supplemented or modified by Part I, together with the Forward and Glossary of the Pennsylvania third Party Legal Opinion Supplement (the "Pennsylvania Supplement") of the PBA Section of Corporation, Banking and Business Law (1992). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and the Pennsylvania Supplement, and this Opinion Letter should be read in conjunction therewith. Unless otherwise indicated, capitalized terms used in this Opinion that are defined in the Accord or the Pennsylvania Supplement will have the same meanings in this Opinion as the meanings set forth in the Accord or the Pennsylvania Supplement, respectively (and, to the extent of a conflict between the same, priority shall be given to the Accord and the Pennsylvania Supplement in that order).

                                         Yours truly,


                                         /s/ COHEN & GRIGSBY, P.C.
                                         COHEN & GRIGSBY, P.C.

                                                                 EXHIBIT 23.1




            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-8) of F.N.B. Corporation for the registration of 34,444 shares of its common stock and to the incorporation by reference therein of our report dated July 3, 1997 with respect to the consolidated financial statements of F.N.B. Corporation included in its Current Report on Form 8-K dated July 22, 1997 filed with the Securities and Exchange Commission.



                                          /s/ ERNST & YOUNG LLP
                                          ERNST & YOUNG, LLP


Pittsburgh, Pennsylvania
December 11, 1997

                                                                 EXHIBIT 23.2


             CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in this Registration Statement and related Prospectus of F.N.B. Corporation on
Form S-8 and to the incorporation by reference therein of our report dated January 22 , 1997 relating to the consolidated financial statements of Southwest Banks, Inc. which have been incorporated into the consolidated financial statements of F.N.B. Corporation and Subsidiaries for the year ended
December 31, 1996 by reference in the Current Report on Form 8-K dated
July 22, 1997.





                                         /s/ HILL, BARTH & KING, INC.
                                        HILL, BARTH & KING, INC.
                                        Certified Public Accountants


Naples, Florida
December 12, 1997

                                                                 EXHIBIT 23.3




                    CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 24, 1997 and January 19, 1996 included as Exhibits 99.3 and 99.4, respectively, to F.N.B. Corporation's Form 8-K filed July 22, 1997, with respect to our audits of the consolidated financial statements of West Coast Bancorp, Inc. for the years ended December 31, 1996 and 1995 and the year ended December 31, 1994, respectively. We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel."




                                         /s/ Coopers & Lybrand L.L.P
                                         COOPERS & LYBRAND L.L.P.

Tampa, Florida
December 15, 1997